Exhibit 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
April 26, 2023	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Announces Earnings

for the First Quarter of 2023

WASHINGTON, D.C. and CHARLESTON, WV-- United Bankshares, Inc. (NASDAQ: UBSI) (“United”), today reported earnings for the first quarter of 2023 of $98.3 million, or $0.73 per diluted share, as compared to earnings of $99.8 million, or $0.74 per diluted share, for the fourth quarter of 2022. Earnings for the first quarter of 2022 were $81.7 million, or $0.60 per diluted share.

First quarter of 2023 results produced annualized returns on average assets, average equity and average tangible equity, a non-GAAP measure, of 1.35%, 8.72% and 14.97%, respectively, compared to annualized returns on average assets, average equity and average tangible equity of 1.36%, 8.80% and 15.28%, respectively, for the fourth quarter of 2022. Annualized returns on average assets, average equity and average tangible equity were 1.13%, 6.96% and 11.63%, respectively, for the first quarter of 2022.

“Consistency, conservatism, and trust were the leading themes for UBSI in the first quarter,” stated Richard M. Adams, Jr., United’s Chief Executive Officer. “We continued to deliver strong financial performance, highlighted by a Return on Average Assets of 1.35%, a net interest margin of 3.63%, and an efficiency ratio of 51.46%. Our capital levels remain among the strongest in the industry, our asset quality metrics reflect our conservative underwriting, and our liquidity levels have us well-positioned to meet the challenges of the current environment.”

Adams further stated, “And as for trust, United was named during the first quarter by Newsweek magazine as the most trusted banking company in the nation. Trust is critical to the success of any organization, and this is especially true in banking. We are honored to receive this recognition, and appreciate the level of trust we have earned with our stakeholders.”

United Bankshares, Inc. Announces…

April 26, 2023

Page Two

First quarter of 2023 compared to the fourth quarter of 2022

Net interest income for the first quarter of 2023 decreased $15.1 million, or 6%, from the fourth quarter of 2022. Tax-equivalent net interest income, a non-GAAP measure which adjusts for the tax-favored status of income from certain loans and investments, for the first quarter of 2023 also decreased $15.1 million, or 6%, from the fourth quarter of 2022. The decrease in net interest income and tax-equivalent net interest income was primarily due to higher interest expense driven by deposit rate repricing and higher average balances of long-term borrowings as well as lower acquired loan accretion income. This decrease in net interest income and tax-equivalent net interest income was partially offset by higher interest income on earning assets driven by rising market interest rates and a change in the asset mix to higher earning assets. The interest rate spread for the first quarter of 2023 decreased 47 basis points from the fourth quarter of 2022 to 2.93% due to an 80 basis point increase in the average cost of funds partially offset by a 33 basis point increase in the yield on earning assets. The average yield on interest-bearing deposits increased 67 basis points to 1.83% from the fourth quarter of 2022. Average long-term borrowings increased $890.1 million, or 58%, from the fourth quarter of 2022. Acquired loan accretion income decreased $1.6 million to $3.1 million for the first quarter of 2023. The average yield on net loans and loans held for sale increased 37 basis points to 5.55% from the fourth quarter of 2022. An increase in average earning assets of $435.4 million, or 2%, from the fourth quarter of 2022 was driven by an increase in average net loans and loans held for sale of $327.9 million and an increase of $200.0 million in average short-term investments partially offset by a decrease of $92.5 million in average investment securities. The net interest margin of 3.63% for the first quarter of 2023 was a decrease of 24 basis points from the net interest margin of 3.87% for the fourth quarter of 2022.

The provision for credit losses was $6.9 million for the first quarter of 2023 as compared to $16.4 million for the fourth quarter of 2022. The provision for credit losses in the first quarter of 2023 was primarily driven by an increase in the allowance for loan & lease losses mainly due to a change in qualitative factors and the impact of reasonable and supportable forecasts of future macroeconomic conditions.

Noninterest income for the first quarter of 2023 increased $1.9 million, or 6%, from the fourth quarter of 2022. The increase in noninterest income was primarily due to an increase of $1.8 million in income from mortgage banking activities mainly due to a higher quarter end loan pipeline valuation.

Noninterest expense for the first quarter of 2023 was flat from the fourth quarter of 2022, decreasing $123 thousand, or less than 1%. The decrease in noninterest expense was primarily driven by a decrease in the expense for the reserve for unfunded loan commitments of $3.9 million and a decrease in employee compensation of $2.1 million. These decreases were partially offset by increases in employee benefits of $3.1 million, other noninterest expense of $1.6 million and FDIC insurance expense of $1.3 million. The decrease in the expense for the reserve for unfunded loan commitments was driven by a decrease in the outstanding balance of loan commitments at quarter end. The decrease in employee compensation was primarily driven by lower employee commissions related to mortgage banking production and lower employee incentives. The increase in employee benefits was due to a combination of higher Federal Insurance Contributions Act (FICA) and postretirement plan costs. Other noninterest expense in the fourth quarter of 2022 included a $3.9 million partial recovery of a prior accrual that related to a litigation matter with a former commercial customer which was settled during the fourth quarter. The increase in FDIC insurance expense was primarily due to a higher assessment rate.

For the first quarter of 2023, income tax expense was $24.4 million as compared to $26.6 million for the fourth quarter of 2022. The decrease of $2.2 million was due to a lower effective tax rate and lower earnings. United’s effective tax rate was 19.9% and 21.1% for the first quarter of 2023 and fourth quarter of 2022, respectively.

United Bankshares, Inc. Announces…

April 26, 2023

Page Three

First quarter of 2023 compared to the first quarter of 2022

Earnings for the first quarter of 2023 were $98.3 million, or $0.73 per diluted share, as compared to earnings of $81.7 million, or $0.60 per diluted share, for the first quarter of 2022.

Net interest income for the first quarter of 2023 increased $42.8 million, or 22%, from the first quarter of 2022. Tax-equivalent net interest income for the first quarter of 2023 also increased $42.8 million, or 22%, from the first quarter of 2022. The increase in net interest income and tax-equivalent net interest income was primarily due to the impact of rising market interest rates on earning assets, organic loan growth and a change in the asset mix to higher earning assets. These increases were partially offset by higher interest expense primarily driven by deposit rate repricing and higher average balances of long-term borrowings as well as lower income from Paycheck Protection Program (“PPP”) loan fees and acquired loan accretion. The interest rate spread for the first quarter of 2023 increased 4 basis points from the first quarter of 2022 to 2.93% due to a 194 basis point increase in the average yield on earning assets mostly offset by a 190 basis point increase in the average cost of funds. Average earning assets for the first quarter of 2023 increased $125.3 million, or less than 1%, from the first quarter of 2022 due to a $2.1 billion increase in average net loans and loans held for sale mostly offset by a $2.1 billion decrease in average short-term investments. The average yield on interest-bearing deposits increased 161 basis points to 1.83% from the first quarter of 2022. Average long-term borrowings increased $1.6 billion, or 195.8%, from the first quarter of 2022. Net PPP loan fee income was $210 thousand and $4.1 million for the first quarter of 2023 and 2022, respectively, a decrease of $3.9 million. Acquired loan accretion income was $3.1 million and $4.1 million for the first quarter of 2023 and 2022, respectively, a decrease of $1.0 million. The net interest margin of 3.63% for the first quarter of 2023 was an increase of 64 basis points from the net interest margin of 2.99% for the first quarter of 2022.

The provision for credit losses was $6.9 million for the first quarter of 2023 as compared to a net benefit of $3.4 million for the first quarter of 2022. The provision for credit losses in the first quarter of 2023 was primarily driven by an increase in the allowance for loan & lease losses mainly due to a change in qualitative factors and the impact of reasonable and supportable forecasts of future macroeconomic conditions.

Noninterest income for the first quarter of 2023 was $32.7 million, which was a decrease of $13.3 million, or 29%, from the first quarter of 2022. The decrease in noninterest income was driven by a $12.8 million decrease in income from mortgage banking activities mainly due to lower mortgage loan origination and sale volume and a lower margin on loans sold in the secondary market.

Noninterest expense for the first quarter of 2023 was $137.4 million, a decrease of $1.8 million, or 1%, from the first quarter of 2022 primarily due to decreases of $7.2 million in employee compensation and $2.6 million in the expense for the reserve for unfunded loan commitments partially offset by an increase of $4.6 million in other noninterest expense and an increase of $1.9 million in FDIC expense. The decrease in employee compensation was primarily due to lower employee commissions and incentives related to mortgage banking production as well as a lower employee headcount. The increase in other noninterest expense was primarily driven by higher amounts of certain general operating expenses. The increase in FDIC insurance expense was primarily due to a higher assessment rate.

For the first quarter of 2023, income tax expense was $24.4 million as compared to $20.1 million for the first quarter of 2022. The increase of $4.4 million was primarily due to higher earnings and a slightly higher effective tax rate. United’s effective tax rate was 19.9% for the first quarter of 2023 and 19.8% for the first quarter of 2022.

United Bankshares, Inc. Announces…

April 26, 2023

Page Four

Credit Quality

United’s asset quality continues to be sound. At March 31, 2023, non-performing loans were $42.4 million, or 0.21% of loans & leases, net of unearned income. Total non-performing assets were $46.5 million, including other real estate owned (“OREO”) of $4.1 million, or 0.15% of total assets at March 31, 2023. At December 31, 2022, non-performing loans were $58.6 million, or 0.29% of loans & leases, net of unearned income. Total non-performing assets were $60.7 million, including OREO of $2.1 million, or 0.21% of total assets at December 31, 2022.

On January 1, 2023, United adopted ASU 2022-02, “Troubled Debt Restructurings and Vintage Disclosures” which eliminated the accounting guidance on troubled debt restructurings and enhanced creditors’ disclosure requirements related to loan refinancings and restructurings for borrowers experiencing financial difficulty. After the adoption of ASU 2022-02, United no longer considers accruing restructured loans that are fewer than 90 days past due as non-performing loans or non-performing assets. December 31, 2022 non-performing loans and non-performing assets included $9.1 million of troubled debt restructurings that were on accruing status and fewer than 90 days past due but classified as non-performing loans and non-performing assets. Restructured loans that are on non-accrual or 90-day past due are included in the respective non-performing loan and non-performing asset categories at March 31, 2023. Refer to our first quarter 2023 Form 10-Q for additional information related to our adoption of this ASU.

As of March 31, 2023, the allowance for loan & lease losses was $240.5 million, or 1.17% of loans & leases, net of unearned income, as compared to $234.7 million, or 1.14% of loans & leases, net of unearned income, at December 31, 2022. Net charge-offs were $1.1 million for the first quarter of 2023 compared to net recoveries of $2.0 million for the first quarter of 2022. Annualized net charge-offs (recoveries) as a percentage of average loans & leases, net of unearned income were 0.02% and (0.04)% for the first quarter of 2023 and 2022, respectively. Net charge-offs were $1.2 million for the fourth quarter of 2022.

Capital

United continues to be well-capitalized based upon regulatory guidelines. United’s estimated risk-based capital ratio is 14.7% at March 31, 2023, while estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 12.5%, 12.5% and 10.8%, respectively. The March 31, 2023 ratios reflect United’s election of a five-year transition provision, allowed by the Federal Reserve Board and other federal banking agencies in response to the COVID-19 pandemic, to delay for two years the full impact of CECL on regulatory capital, followed by a three-year transition period. The regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

During the first quarter of 2022, United repurchased, under a previously announced stock repurchase plan, approximately 711 thousand shares of its common stock at an average price per share of $35.15. United did not repurchase any shares of its common stock during the first quarter of 2023.

United Bankshares, Inc. Announces…

April 26, 2023

Page Five

About United Bankshares, Inc.

As of March 31, 2023, United had consolidated assets of approximately $30.2 billion. United is the parent company of United Bank which comprises nearly 250 offices in Virginia, Maryland, Washington, D.C., North Carolina, South Carolina, Georgia, Pennsylvania, West Virginia, and Ohio. United’s stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its March 31, 2023 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of March 31, 2023 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, average tangible equity, return on average tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 21%.

Tangible equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible equity can thus be considered the most conservative valuation of the company. Tangible equity is also presented on a per common share basis and considering net income, a return on average tangible equity. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of equity are presented. These measures, along with others, are used by management to analyze capital adequacy and performance.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

In this report, we have made various statements regarding current expectations or forecasts of future events, which speak only as of the date the statements are made. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are also made from time-to-time in press releases and in oral statements made by the officers of the Company. Forward-looking statements can be identified by the use of the words “expect,” “may,” “could,” “intend,” “project,” “estimate,” “believe,” “anticipate,” and other words of similar meaning. Such forward-looking statements are based on assumptions and estimates, which although believed to be reasonable, may turn out to be incorrect. Therefore, undue reliance should not be placed upon these estimates and statements. United cannot assure that any of these statements, estimates, or beliefs will be realized and actual results may differ from those contemplated in these “forward-looking statements.” The following factors, among others, could cause the actual results of United’s operations to differ materially from its expectations: the uncertainty as to the extent of the duration, scope and impacts of the COVID-19 pandemic on United, its colleagues, the communities United serves, and the domestic and global economy; uncertainty in U.S. fiscal and monetary policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in global capital and credit markets, interest rate, securities market and monetary supply fluctuations; increasing rates of inflation and slower growth rates; reform of LIBOR; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those involving the Federal Reserve, FDIC, and CFPB; the effect of changes in the level of checking or savings account deposits on United’s funding costs and net interest margin; future provisions for credit losses on loans and debt securities; changes in nonperforming assets; competition; and changes in legislation or regulatory requirements. For more information about factors that could cause actual results to differ materially from United’s expectations, refer to its reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov. Further, any forward-looking statement speaks only as of the date on which it is made, and United undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised to consult further disclosures United may make on related subjects in our filings with the SEC.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2023	March 2022	December 2022
EARNINGS SUMMARY:
Interest income	$329,303	$202,795	$307,741
Interest expense	94,983	11,293	58,337

Net interest income	234,320	191,502	249,404
Provision for credit losses	6,890	(3,410)	16,368
Noninterest income	32,744	46,025	30,879
Noninterest expense	137,419	139,175	137,542

Income before income taxes	122,755	101,762	126,373
Income taxes	24,448	20,098	26,608

Net income	$98,307	$81,664	$99,765

PER COMMON SHARE:
Net income:
Basic	$0.73	$0.60	$0.74
Diluted	0.73	0.60	0.74
Cash dividends	0.36	0.36	0.36
Book value	34.14	33.77	33.52
Closing market price	$35.20	$34.88	$40.49
Common shares outstanding:
Actual at period end, net of treasury shares	134,936,551	136,068,439	134,745,122
Weighted average-basic	134,411,166	136,058,328	134,267,532
Weighted average-diluted	134,840,328	136,435,229	134,799,436
FINANCIAL RATIOS:
Return on average assets	1.35%	1.13%	1.36%
Return on average shareholders’ equity	8.72%	6.96%	8.80%
Return on average tangible equity (non-GAAP)(1)	14.97%	11.63%	15.28%
Average equity to average assets	15.49%	16.22%	15.45%
Net interest margin	3.63%	2.99%	3.87%

	March 31 2023	December 31 2022	March 31 2022
PERIOD END BALANCES:
Assets	$30,182,241	$29,489,380	$29,365,511
Earning assets	26,826,111	26,135,400	25,958,745
Loans & leases, net of unearned income	20,612,159	20,558,166	18,392,086
Loans held for sale	68,176	56,879	340,040
Investment securities	4,777,587	4,872,604	5,020,712
Total deposits	22,284,586	22,303,166	23,474,301
Shareholders’ equity	4,606,537	4,516,193	4,595,140

Note: (1) See information under the “Selected Financial Ratios” table for a reconciliation of non-GAAP measure.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended
	March 2023	March 2022	December 2022
Interest & Loan Fees Income (GAAP)	$329,303	$202,795	$307,741
Tax equivalent adjustment	1,135	1,109	1,149

Interest & Fees Income (FTE) (non-GAAP)	330,438	203,904	308,890
Interest Expense	94,983	11,293	58,337

Net Interest Income (FTE) (non-GAAP)	235,455	192,611	250,553
Provision for Credit Losses	6,890	(3,410)	16,368
Noninterest Income:
Fees from trust services	4,780	4,127	4,411
Fees from brokerage services	4,200	4,552	3,729
Fees from deposit services	9,362	10,148	9,510
Bankcard fees and merchant discounts	1,707	1,379	1,673
Other charges, commissions, and fees	1,138	759	805
Income from bank-owned life insurance	1,891	2,194	1,402
Income from mortgage banking activities	6,384	19,203	4,620
Mortgage loan servicing income	2,276	2,387	2,218
Net (losses) gains on investment securities	(405)	(251)	51
Other noninterest income	1,411	1,527	2,460

Total Noninterest Income	32,744	46,025	30,879

Noninterest Expense:
Employee compensation	55,414	62,621	57,537
Employee benefits	13,435	12,851	10,296
Net occupancy	11,833	11,187	11,455
Data processing	7,473	7,371	7,463
Amortization of intangibles	1,279	1,379	1,379
OREO expense	667	182	202
Net (gains) losses on the sale of OREO properties	(43)	(33)	1,062
Equipment expense	6,996	7,335	6,868
FDIC insurance expense	4,587	2,673	3,248
Mortgage loan servicing expense and impairment	1,884	1,643	1,826
Expense for the reserve for unfunded loan commitments	2,600	5,237	6,492
Other noninterest expense	31,294	26,729	29,714

Total Noninterest Expense	137,419	139,175	137,542

Income Before Income Taxes (FTE) (non-GAAP)	123,890	102,871	127,522
Tax equivalent adjustment	1,135	1,109	1,149

Income Before Income Taxes (GAAP)	122,755	101,762	126,373
Taxes	24,448	20,098	26,608

Net Income	$98,307	$81,664	$99,765

MEMO: Effective Tax Rate	19.92%	19.75%	21.06%

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	March 2023 Q-T-D Average	March 2022 Q-T-D Average	March 31 2023	December 31 2022
Cash & Cash Equivalents	$1,238,563	$3,377,720	$1,918,693	$1,176,652
Securities Available for Sale	4,450,510	4,453,139	4,419,413	4,541,925
Less: Allowance for credit losses	0	0	0	0

Net available for sale securities	4,450,510	4,453,139	4,419,413	4,541,925
Securities Held to Maturity	1,020	1,020	1,020	1,020
Less: Allowance for credit losses	(18)	(19)	(18)	(18)

Net held to maturity securities	1,002	1,001	1,002	1,002
Equity Securities	7,767	12,528	7,792	7,629
Other Investment Securities	333,256	242,694	349,380	322,048

Total Securities	4,792,535	4,709,362	4,777,587	4,872,604

Total Cash and Securities	6,031,098	8,087,082	6,696,280	6,049,256

Loans held for sale	41,015	327,673	68,176	56,879
Commercial Loans & Leases	15,048,023	13,986,982	14,998,881	14,986,117
Mortgage Loans	4,215,807	2,989,438	4,283,339	4,158,226
Consumer Loans	1,400,008	1,253,905	1,348,678	1,435,820

Gross Loans	20,663,838	18,230,325	20,630,898	20,580,163
Unearned income	(21,243)	(27,766)	(18,739)	(21,997)

Loans & Leases, net of unearned income	20,642,595	18,202,559	20,612,159	20,558,166
Allowance for Loan & Lease Losses	(234,809)	(216,016)	(240,491)	(234,746)

Net Loans	20,407,786	17,986,543	20,371,668	20,323,420
Mortgage Servicing Rights	20,739	22,855	19,987	21,022
Goodwill	1,888,889	1,887,197	1,888,889	1,888,889
Other Intangibles	18,442	23,928	17,618	18,897
Operating Lease Right-of-Use Asset	74,163	80,446	76,884	71,144
Other Real Estate Owned	2,211	14,302	4,086	2,052
Bank Owned Life Insurance	480,690	478,575	482,098	480,184
Other Assets	547,256	435,921	556,555	577,637

Total Assets	$29,512,289	$29,344,522	$30,182,241	$29,489,380

MEMO: Interest-earning Assets	$26,177,730	$26,052,404	$26,826,111	$26,135,400

Interest-bearing Deposits	$15,186,632	$15,908,260	$15,576,926	$15,103,488
Noninterest-bearing Deposits	6,897,030	7,466,710	6,707,660	7,199,678

Total Deposits	22,083,662	23,374,970	22,284,586	22,303,166
Short-term Borrowings	166,614	133,987	170,094	160,698
Long-term Borrowings	2,417,999	817,363	2,788,103	2,197,656

Total Borrowings	2,584,613	951,350	2,958,197	2,358,354
Operating Lease Liability	78,729	85,110	81,394	75,749
Other Liabilities	194,997	173,312	251,527	235,918

Total Liabilities	24,942,001	24,584,742	25,575,704	24,973,187

Preferred Equity	0	0	0	0
Common Equity	4,570,288	4,759,780	4,606,537	4,516,193

Total Shareholders’ Equity	4,570,288	4,759,780	4,606,537	4,516,193

Total Liabilities & Equity	$29,512,289	$29,344,522	$30,182,241	$29,489,380

MEMO: Interest-bearing Liabilities	$17,771,245	$16,859,610	$18,535,123	$17,461,842

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2023	March 2022	December 2022
Quarterly Share Data:
Earnings Per Share:
Basic	$0.73	$0.60	$0.74
Diluted	$0.73	$0.60	$0.74
Common Dividend Declared Per Share	$0.36	$0.36	$0.36
High Common Stock Price	$42.45	$39.80	$44.15
Low Common Stock Price	$33.35	$33.58	$35.73
Average Shares Outstanding (Net of Treasury Stock):
Basic	134,411,166	136,058,328	134,267,532
Diluted	134,840,328	136,435,229	134,799,436
Common Dividends	$48,720	$49,266	$48,603
Dividend Payout Ratio	49.56%	60.33%	48.72%

	March 31 2023	December 31 2022	March 31 2022
EOP Share Data:
Book Value Per Share	$34.14	$33.52	$33.77
Tangible Book Value Per Share (non-GAAP) (1)	$20.01	$19.36	$19.72
52-week High Common Stock Price	$44.15	$44.15	$42.50
Date	11/11/22	11/11/22	5/18/21
52-week Low Common Stock Price	$33.11	$33.11	$31.74
Date	5/2/22	5/2/22	09/20/21
EOP Shares Outstanding (Net of Treasury Stock):	134,936,551	134,745,122	136,068,439
Memorandum Items:
EOP Employees (full-time equivalent)	2,836	2,856	3,090
Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$4,606,537	$4,516,193	$4,595,140
Less: Total Intangibles	(1,906,507)	(1,907,786)	(1,912,278)

Tangible Equity (non-GAAP)	$2,700,030	$2,608,407	$2,682,862
÷ EOP Shares Outstanding (Net of Treasury Stock)	134,936,551	134,745,122	136,068,439

Tangible Book Value Per Share (non-GAAP)	$20.01	$19.36	$19.72

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended March 2023			Three Months Ended March 2022			Three Months Ended December 2022
Selected Average Balances and Yields:	Average Balance	Interest(1)	Average Rate(1)	Average Balance	Interest(1)	Average Rate(1)	Average Balance	Interest(1)	Average Rate(1)
ASSETS:
Earning Assets:
Federal funds sold and securities purchased under agreements to resell and other short-term investments	$936,394	$10,983	4.76%	$3,028,826	$2,329	0.31%	$736,412	$8,946	4.82%
Investment securities:
Taxable	4,404,864	36,259	3.29%	4,264,820	17,505	1.64%	4,508,813	34,568	3.07%
Tax-exempt	387,671	2,740	2.83%	444,542	2,688	2.42%	376,198	2,717	2.89%

Total securities	4,792,535	38,999	3.26%	4,709,362	20,193	1.72%	4,885,011	37,285	3.05%
Loans and loans held for sale, net of unearned income (2)	20,683,610	280,456	5.49%	18,530,232	181,382	3.96%	20,340,792	262,659	5.13%
Allowance for loan losses	(234,809)			(216,016)			(219,933)

Net loans and loans held for sale	20,448,801		5.55%	18,314,216		4.01%	20,120,859		5.18%

Total earning assets	26,177,730	$330,438	5.10%	26,052,404	$203,904	3.16%	25,742,282	$308,890	4.77%

Other assets	3,334,559			3,292,118			3,367,082

TOTAL ASSETS	$29,512,289			$29,344,522			$29,109,364

LIABILITIES:
Interest-Bearing Liabilities:
Interest-bearing deposits	$15,186,632	$68,592	1.83%	$15,908,260	$8,561	0.22%	$15,166,408	$44,265	1.16%
Short-term borrowings	166,614	1,157	2.82%	133,987	181	0.55%	154,894	874	2.24%
Long-term borrowings	2,417,999	25,234	4.23%	817,363	2,551	1.27%	1,527,904	13,198	3.43%

Total interest-bearing liabilities	17,771,245	94,983	2.17%	16,859,610	11,293	0.27%	16,849,206	58,337	1.37%

Noninterest-bearing deposits	6,897,030			7,466,710			7,507,329
Accrued expenses and other liabilities	273,726			258,422			254,451

TOTAL LIABILITIES	24,942,001			24,584,742			24,610,986
SHAREHOLDERS’ EQUITY	4,570,288			4,759,780			4,498,378

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$29,512,289			$29,344,522			$29,109,364

NET INTEREST INCOME		$235,455			$192,611			$250,553

INTEREST RATE SPREAD			2.93%			2.89%			3.40%
NET INTEREST MARGIN			3.63%			2.99%			3.87%

(1)	The interest income and the yields on federally nontaxable loans and investment securities are presented on a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Nonaccruing loans are included in the daily average loan amounts outstanding.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2023		March 2022		December 2022
Selected Financial Ratios:
Return on Average Assets	1.35%		1.13%		1.36%
Return on Average Shareholders’ Equity	8.72%		6.96%		8.80%
Return on Average Tangible Equity (non-GAAP) (1)	14.97%		11.63%		15.28%
Efficiency Ratio	51.46%		58.59%		49.07%
Price / Earnings Ratio	12.10	x	14.57	x	13.71	x
Note:
(1) Return on Average Tangible Equity:
(a) Net Income (GAAP)	$98,307		$81,664		$99,765
(b) Number of Days	90		90		92
Average Total Shareholders’ Equity (GAAP)	$4,570,288		$4,759,780		$4,498,378
Less: Average Total Intangibles	(1,907,331)		(1,911,125)		(1,908,656)

(c) Average Tangible Equity (non-GAAP)	$2,662,957		$2,848,655		$2,589,722
Return on Average Tangible Equity (non-GAAP)\ [(a) / (b)] x 365 / (c)	14.97%		11.63%		15.28%

	March 31 2023		December 31 2022		March 31 2022
Selected Financial Ratios:
Loans & Leases, net of unearned income / Deposit Ratio	92.50%		92.18%		78.35%
Allowance for Loan & Lease Losses/ Loans & Leases, net of unearned income	1.17%		1.14%		1.17%
Allowance for Credit Losses (2)/ Loans & Leases, net of unearned income	1.40%		1.37%		1.37%
Nonaccrual Loans / Loans & Leases, net of unearned income	0.14%		0.12%		0.19%
90-Day Past Due Loans/ Loans & Leases, net of unearned income	0.06%		0.08%		0.08%
Non-performing Loans/ Loans & Leases, net of unearned income	0.21%		0.29%		0.43%
Non-performing Assets/ Total Assets	0.15%		0.21%		0.32%
Primary Capital Ratio	16.07%		16.11%		16.36%
Shareholders’ Equity Ratio	15.26%		15.31%		15.65%
Price / Book Ratio	1.03	x	1.21	x	1.03	x

Note:

(2)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended
	March 2023	March 2022	December 2022
Mortgage Banking Segment Data:
Applications	$505,840	$1,696,504	$447,951
Loans originated	312,077	1,006,363	399,706
Loans sold	$301,476	$1,170,124	$396,735
Purchase money % of loans closed	92%	73%	85%
Realized gain on sales and fees as a % of loans sold	2.17%	2.98%	1.82%
Net interest income	$2,122	$2,317	$2,654
Other income	10,861	23,397	10,693
Other expense	15,085	25,448	17,097
Income taxes	(424)	57	(810)
Net (loss) income	$(1,678)	$209	$(2,940)

	March 31 2023	December 31 2022	March 31 2022
Period End Mortgage Banking Segment Data:
Locked pipeline	$92,639	$68,654	$412,809
Balance of loans serviced	$3,280,741	$3,381,485	$3,623,207
Number of loans serviced	22,436	23,510	24,677

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	March 31 2023	December 31 2022	March 31 2022
Asset Quality Data:
EOP Non-Accrual Loans	$29,296	$23,685	$34,093
EOP 90-Day Past Due Loans	13,105	15,565	15,179
EOP Restructured Loans (1)	n/a	19,388	30,582

Total EOP Non-performing Loans	$42,401	$58,638	$79,854
EOP Other Real Estate Owned	4,086	2,052	13,641

Total EOP Non-performing Assets	$46,487	$60,690	$93,495

	Three Months Ended
	March 31 2023	March 31 2022	December 31 2022
Allowance for Loan & Lease Losses:
Beginning Balance	$234,746	$216,016	$219,611
Gross Charge-offs	(2,936)	(1,476)	(2,968)
Recoveries	1,791	3,456	1,734

Net (Charge-offs) Recoveries	(1,145)	1,980	(1,234)
Provision for Loan & Lease Losses	6,890	(3,402)	16,369

Ending Balance	$240,491	$214,594	$234,746
Reserve for lending-related commitments	48,789	36,679	46,189

Allowance for Credit Losses (2)	$289,280	$251,273	$280,935

Notes:

(1)

On January 1, 2023, United adopted ASU 2022-02, “Troubled Debt Restructurings and Vintage Disclosures” which eliminated the accounting guidance on troubled debt restructurings and enhanced creditors’ disclosure requirements related to loan refinancings and restructurings for borrowers experiencing financial difficulty. After the adoption of ASU 2022-02, United no longer considers accruing restructured loans that are fewer than 90 days past due as non-performing loans or non-performing assets. December 31, 2022 and March 31, 2022 non-performing loans and non-performing assets included $9,127 and $17,014, respectively, of troubled debt restructurings that were on accruing status and fewer than 90 days past due but classified as non-performing loans and non-performing assets. Restructured loans that are on non-accrual or 90-days past due are included in the above respective non-performing loan and non-performing asset categories at March 31, 2023.

Restructured loans with an aggregate balance of $7,186 and $13,568 at December 31, 2022 and March 31, 2022, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above. Restructured loans with an aggregate balance of $3,075 at December 31, 2022 were 90 days past due, but not included in “EOP 90-Day Past Due Loans” above.

(2)	Includes allowances for loan losses and lending-related commitments.